Exhibit 10.8
[AMENDED AND RESTATED]1
TENNECO INC.
CASH-SETTLED
LONG-TERM PERFORMANCE SHARE UNIT AWARD AGREEMENT
([2020-2022] Performance Period)

______________________
Participant

[FOR AMENDED AND RESTATED 2020-2022 AWARDS: Effective as of [Grant Date] (the “Grant Date”), the Participant was granted a Cash Incentive Award (the “Award”) under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) which was evidenced by an agreement setting forth the terms and conditions of the Award (the “Prior Agreement”). Pursuant to the authority reserved under the terms of the Plan and the Prior Agreement, effective as of November 4, 2020 (the “Amendment Date”), the Prior Agreement is hereby amended and restated in the form of this agreement (sometimes referred to as the “Award Agreement”), the Award is converted to a Full Value Award under the Plan in the form of performance share units (“PSUs”) with respect to the number of shares of Common Stock set forth herein (“Target PSUs”), and the Award shall be subject to the terms and conditions set forth herein and the terms and conditions of the Plan as the same has been and may be amended from time to time. Pursuant to the authority reserved under the Plan and the Prior Agreement, the Prior Agreement is hereby superseded and replaced in its entirety.] [FOR NEW AWARDS: Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted a Full Value Award (the “Award”) under the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) in the form of performance share units (“PSUs”) with respect to the number of shares of Common Stock set forth herein (“Target PSUs”). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time.] Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.General Terms of the Award. The following terms and conditions apply to the Award:
Performance Period:        [January 1, 2020 to December 31, 2022]

Performance Years:        [January 1, 2021 to December 31, 2022]

Target PSUs:            ______________________

Performance Targets:            [50% based on Free Cash Flow
                    50% based on EBITDA]

Appendix A of this Award Agreement, which is incorporated herein and forms a part of this Award Agreement, sets forth the manner in which the Performance Targets are calculated and applied for purposes of this Award Agreement.

1     Unless otherwise indicated, bracketed language reflects language to be included for amended and restated awards only.

2.Determination of Amount of Award. The number of Target PSUs that shall become vested pursuant to this Award shall be based on satisfaction of the Performance Targets for the Performance Years and continuing employment as described in this Award Agreement. The number of Target PSUs that shall become vested pursuant to this Award based on the satisfaction of the Performance Targets shall be determined in accordance with the following:
(a)[Free Cash Flow Target PSUs. For purposes hereof, the Participant’s “Free Cash Flow Target PSUs” are equal to 50% of his or her total Target PSUs. The maximum number of the Free Cash Flow Target PSUs (expressed as a percentage, the “Free Cash Flow Vesting Percentage”) that may become vested hereunder (subject to the terms and conditions of the Plan and this Award Agreement) is based on average of the Free Cash Flow (calculated as described in Appendix A) achieved for each of the Performance Years against the Free Cash Flow Performance Target established by the Committee for the Performance Period, based on the following chart:

Free Cash Flow Performance Target 2021 Performance Year/Free Cash Flow Performance Target 2022 Performance Year	Free Cash Flow Vesting Percentage
*	200% (maximum)
*	100% (target)
*	50% (threshold)
*	0%
*As established by the Committee (as adjusted in accordance with the Plan and this Award Agreement).]
(b)[EBITDA Target PSUs. For purposes hereof, the Participant’s “EBITDA Target PSUs” are equal to 50% of his or her total Target PSUs. The maximum number of the EBITDA Target PSUs (expressed as a percentage, the “EBITDA Vesting Percentage”) that may become vested hereunder (subject to the terms and conditions of the Plan and this Award Agreement) is based on the average of the EBITDA (calculated as described in Appendix A) achieved for each of the Performance Years against the EBITDA Performance Target established by the Committee for the Performance Period, based on the following chart:

EBITDA Performance Target 2021 Performance Year/EBITDA Performance Target 2022 Performance Year	EBITDA Vesting Percentage
*	200% (maximum)
*	100% (target)
*	50% (threshold)
*	0%
*As established by the Committee (as adjusted in accordance with the Plan and this Award Agreement).]
(c)Interpolation. Linear interpolation shall be used to determine the [Free Cash Flow Vesting Percentage] and [EBITDA Vesting Percentage], as applicable, under subparagraphs 2(a) and (b) and in the event [Free Cash Flow] or [EBITDA], as applicable, does not fall directly on one of the targets, as applicable, listed in the above charts.
(d)Determination of Performance and Number of Vested Target PSUs. As soon as practicable after the end of the Performance Period, the Committee shall determine whether and the extent to which the Performance Targets have been satisfied for the Performance Period and the number of the Participant’s Target PSUs that become vested based on such performance, subject to the terms and conditions of Paragraph 3 and the other terms and conditions of this Award Agreement.
(e)Adjustment of Performance Targets in Certain Circumstances. Without limiting the generality of the Committee’s authority to adjust any aspect of this Award in accordance with the terms hereof or the provisions of the Plan, in the event that the determination as to whether and the extent to which the Performance Targets are met occurs other than as of the last date of the Performance Period in accordance with this subparagraph 3(e), the Performance Targets shall be pro-rated or otherwise adjusted for the portion of the Performance Period elapsed as of the date the determination is to be made as described in Appendix A. In the event of a Business Transaction (defined below), the Performance Targets shall be adjusted to remove the future portion of the applicable Performance Target that is attributable to the business divested in connection with the Business Transaction. For purposes of the Award Agreement, a “Business Transaction” means a corporate transaction involving the Company that constitutes a spin-off, sale of assets, sale of a subsidiary, combination, split-up, or other similar material transaction as determined by the Committee.
3.Payment and Settlement of Award.
(a)Unvested Award. Except as otherwise specifically provided herein, the Participant shall have no right with respect to any payments or other amounts in respect of this Award until the Award is actually paid and settled on the Settlement Date (as defined below) and if the Participant’s Termination Date occurs before the Settlement Date, this Award shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect thereto.
(b)Payment and Settlement Generally. Except as otherwise provided in this Paragraph 3, payment and settlement of this Award shall be made following the end of the Performance Period as of a date determined by the Committee and no later than two and one-half months after the end of the Performance Period (such date, the “Settlement Date”). [Amended Awards: The Award will be paid and settled in cash in an amount equal to (i) the Fair Market Value of a share of Common Stock (determined as of the applicable Settlement Date), multiplied by (ii) the number of vested Target PSUs with respect to which payment and settlement is being made.] [New Awards: The Award will be paid and settled in cash in an amount equal to (i) the Fair Market Value of a share of Common Stock (determined as of the applicable Settlement Date), multiplied by (ii) the number of vested Target PSUs with respect to which payment and settlement is being made; provided, however, that if there are sufficient shares of Common Stock available for issuance under the Plan as of the Settlement Date, payment and settlement of the Award may be made in the form of shares of Common Stock with one share of Common Stock being issued for each vested Target PSU with respect to payment and settlement is being made.] Upon the payment and settlement of the Award, the Award shall be cancelled.

(c)Termination for Death, Total Disability or Retirement. Notwithstanding the provisions of subparagraphs 3(a) and (b), if the Participant’s Termination Date occurs on or before the Settlement Date (as determined under subparagraph 3(b)):
(i)    as a result of the Participant’s death or Total Disability (as defined below), the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to payment and settlement with respect to that number of Target PSUs equal to the product of (A) 100% of the Target PSUs subject to this Award for the Performance Period, multiplied by (B) the Termination Multiplier (as defined below), which Target PSUs shall be paid and settled within sixty (60) days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement); or
(ii)    as a result of Retirement (as defined below), the Participant shall be entitled to payment and settlement of that number of Target PSUs equal to the product of (A) the number of Target PSUs with respect to which the Participant would otherwise have been entitled to payment and settlement pursuant to Paragraph 2 for the Performance Period had the Participant’s Termination Date not occurred prior to the end of the Performance Period, multiplied by (B) the Termination Multiplier, which Target PSUs shall be paid and settled on the Settlement Date (as determined under subparagraph 3(b)).
If the Participant’s Termination Date occurs after the end of the Performance Period and prior to the Settlement Date (as determined under subparagraph 3(b)) for the Performance Period as a result of the Participant’s death, Total Disability or Retirement, the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to payment and settlement on the Settlement Date (as determined under paragraph 3(b)) of that number of Target PSUs to which the Participant would have been entitled for the Performance Period had his or her Termination Date not occurred prior to the Settlement Date.
(d)Special Vesting Rules for Special Projects. In the event that the Participant is assigned to a special project with a limited scope (as approved by the Committee or in accordance with guidelines established by the Committee) and if the Participant’s Termination Date occurs prior to the Settlement Date (as determined under subparagraph 3(b)) as a result of termination by the Company or a Subsidiary for reasons other than for Cause (as defined below), the Participant shall be entitled to payment and settlement with respect to 100% of his or her Target PSUs, which Target PSUs shall be paid and settled within sixty (60) days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement.)
(e)Change in Control. In the event of a Change in Control, the provisions of Article 6 of the Plan shall apply.
(f)Certain Definitions. For purposes of this Award Agreement, the following terms shall have the meaning specified:

(i)[“Cause” means, with respect to the Participant, (A) fraud, embezzlement, or theft in connection with his or her employment (B) gross negligence in the performance of his or her duties, (C) his or her conviction, guilty plea, or plea of nolo contendere with respect to a felony, (D) the willful and continued failure to substantially perform his or her duties for the Company or any of its Subsidiaries (except where the failure results from incapacity due to disability), (E) the failure to meet the obligations required by his or her position, as determined in the reasonable discretion of the Committee, or (F) the willful or negligent engagement in conduct which is, or could reasonably be expected to be, materially injurious to any of the Company or any of its Subsidiaries, monetarily or otherwise. For purposes of the foregoing, no act, or failure to act, on the part of the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her act, or failure to act, was in the best interest of the Company and its Subsidiaries.]
(ii)“Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries after the date on which the Participant attains (A) age 65 or (B) age 55 and has completed at least 10 years of service with the Company and its Subsidiaries and is not for any other reason, including voluntary resignation, termination by the Company or a Subsidiary for cause, which shall include the failure of the Participant to meet the obligations required by his or her position (as determined in the reasonable discretion of the company), or termination by the Participant for good reason or constructive discharge.
(iii)“Termination Multiplier” means a fraction, the numerator of which is the number of full months of the Participant’s employment during the Performance Period prior to his or her Termination Date and the denominator of which is thirty six (36).
(iv)“Total Disability” means an event that results in the Participant being (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.
(g)Effect of Contrary Terms in Employment Agreement. In the event that the Company (or any of its Subsidiaries) is a party to a written employment agreement with the Participant, and if the employment agreement is inconsistent with the provisions of this Paragraph 3, the terms of the employment agreement will take precedence over the foregoing provisions, as applicable.
(h)Section 409A. It is the intent that none of the payments provided pursuant to this Paragraph 3 or otherwise under this Award Agreement be subject to Section 409A of the Code. In the event that any of the payments are subject to Section 409A of the Code and the payment is to be made other than on the Settlement Date (as determined under subparagraph 3(b)), such payment shall be made at a time other than the Settlement Date determined under subparagraph 3(b) only if permitted under Section 409A of the Code and otherwise shall be made as of the Settlement Date determined under subparagraph 3(b).
4.[Payment in Certain Cases. If the Participant is entitled to receive payment for the fair market value of this Award pursuant to Article 6 of the Plan (relating to Change in Control), that payment shall be equal to the amount the Participant would have received hereunder as if (a) his or her service had continued through the end of the Performance Period and (b) he or she had earned 100% of his or her Target PSUs.]
5.Withholding.  All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock that the Participant already owns, or (c) through the surrender of cash or Common Stock to which the Participant is otherwise entitled under the Plan (including this Award); provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph (c) of this Paragraph 5 (through the withholding of cash or Common Stock otherwise payable pursuant to this Award) unless the Participant otherwise elects in accordance with this Paragraph 5. The amount withheld in the form of shares of Common Stock under this Paragraph 5 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 5 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.
6.Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.
7.Heirs and Successors.  If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.
8.Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to the Award or the Award Agreement is final and binding on all persons.

9.Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States”, “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in Appendix B hereto (the “Addendum”) hereto for the Participant’s country. Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.
10.Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.
11.Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
12.Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be. Without limiting the generality of the foregoing or of Paragraph 16, the Committee may amend or terminate this Award at any time prior to the Settlement Date in its sole discretion to exercise downward discretion in the amount payable under this Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the applicable performance for the Performance Period.
13.Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.
14.Unfunded Obligation. The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Participant shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder and shall have no rights to any specific assets of the Company.
15.Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.Plan Governs/Other Terms.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Award Agreement, (a) all Awards are subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time, (b) if the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Participant shall have no rights with respect thereto, (c) the Committee may, in its sole and absolute discretion, adjust any Performance Target or the calculation thereof, and (d) nothing in this Agreement supersedes or limits the Committee’s authority under the Plan. The Participant may be required to agree to such additional terms and conditions as may be presented upon acceptance of the Award. [Amended Awards: This Award, as amended, is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Amendment Date in accordance with procedures established by the Company. The Participant shall continue to be subject to the terms of any restrictive covenant agreement which the Participant was required to enter into as a condition of accepting the Prior Agreement.] [New Awards: This Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company.]
17.Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
18.Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(a)and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and
(b)the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

TENNECO INC.

______________________________
Senior Vice President and Chief Human Resources Officer
ACCEPTED:

______________________________________________
Type or Print Legal Name             (Date)

_______________________________________________
Signature

________________________________________________
Social Security Number or National ID

________________________________________________
Street Address

________________________________________________
City/State/Zip/Country

APPENDIX A
DEFINITIONS AND CALCULATION METHODOLOGIES

Free Cash Flow

“Free Cash Flow” means the Cash for each Performance Year or portion thereof for which Free Cash Flow is to be determined.

“Cash” means, for any calendar year, the reported EBITDA for the Company for the calendar year, (i) plus (gain)/loss on asset sales, (ii) plus the expense of stock-based compensation, (iii) minus the increase/(decrease) in operating working capital, (iv) plus other operating cash flows, (v) minus cash paid for property, plant and equipment, (vi) minus cash paid for software-related intangibles, (vii) plus proceeds from asset sales, (viii) minus payments for net assets purchased, (ix) plus changes in other long-term operating assets and liabilities, (x) plus adjustments to exclude the impact of acquisitions and divestitures, (xi) plus adjustments to exclude the impact of litigation or claim judgments and settlements, and (xii) other significant adjustments approved by the Committee. This definition is in line with management’s internal reporting of what is termed “cash flow”.

“EBITDA” means earnings before interest expense, income taxes and non-controlling interests, and depreciation and amortization expenses, as determined in accordance with normal business practices.

In the event that Free Cash Flow for a Performance Year is to be determined based on a period other than a full calendar year, Free Cash Flow shall be calculated on a pro rata basis to reflect the portion of the Performance Year elapsed through the date of the applicable determination.
EBITDA
“EBITDA” means the EBITDA for each Performance Year or portion thereof for which EBITDA is to be determined.
“EBITDA” means, for any calendar year, the reported EBITDA for such calendar year, adjusted, if material, for (i) gains or losses on sales of assets, (ii) restructuring charges, (iii) asset impairments, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (vii) accruals for reorganization and restructuring programs, (viii) gains and losses that are treated as unusual in nature or that occur infrequently as defined under Accounting Standards Codification Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations for appearing in the Company’s annual report to stockholders for the applicable year, (ix) acquisitions or divestitures, and (x) other significant adjustments approved by the Committee.
In the event that EBITDA is to be determined based on a period other than a full calendar year, EBITDA shall be calculated on a pro rata basis to reflect the portion of the Performance Year elapsed through the date of the applicable determination.
Averaging
The average of Free Cash Flow or EBITDA, as applicable, for the Performance Period, will be determined by dividing (A) the sum of the Free Cash Flow or EBITDA, as applicable, for each of the Performance Years in the Performance Period by (B) two (2).